Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Registration Statement on Form S-4, Amendment No. 1, of FutureTech II Acquisition Corp., of our report dated April 8, 2025 on our audits of the balance sheets of FutureTech II Acquisition Corp. as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Adeptus Partners, LLC

Ocean, New Jersey

November 12, 2025